UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report:  June 28, 2011
(Date of earliest event reported)

OurPet’s Company
(Exact name of registrant as specified in its charter)

Colorado	000-31279	34-1480558
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1300 East Street, Fairport Harbor, OH 44077
(Address of principal executive offices including zip code)

440-354-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective June 28, 2011, OurPet’s Company (“OurPet’s”) entered into a Business Loan Agreement (Asset Based) (the “Loan Agreement”) with FirstMerit Bank, N.A. (“FirstMerit”) and executed an Amended and Restated Promissory Note (the “Note”) for a revolving line of credit in the maximum principal amount of $5,000,000 (the “LOC Loan”).  The Note matures on June 30, 2013 and provides for interest payments on the principal balance beginning June 30, 2011.  The interest rate is a variable rate based on FirstMerit’s prime rate plus .50%, with the initial prime rate set at 3.250%, resulting in an initial rate of 3.750%. The purpose of the loan is to amend and renew OurPet’s current line of credit with FirstMerit which is used for its working capital needs, increasing the facility from $2,500,000 to $5,000,000.

OurPet’s previously obtained short term loans from FirstMerit totalling in the aggregate $750,000 for certain immediate working capital needs.  (See its Forms 8-K filed on December 2, 2010 and January 24, 2011.)  These loans were repaid with proceeds from the LOC Loan.

Under the Loan Agreement, FirstMerit was granted a blanket lien on OurPet’s assets consistent with the lien granted to FirstMerit under its other outstanding loans to OurPet’s.

OurPet’s borrowing base under the LOC Loan will be calculated as the lesser of (1) $5,000,000, or (2) the sum of (A) 80% of the aggregate amount of eligible accounts, plus (B) 40% of the aggregate amount of eligible inventory, capped at $2,000,000.

The Loan Agreement requires that OurPet’s debt service coverage ratio, on a consolidated basis, shall not be less than 1.15 to 1.00 measured quarterly on a trailing twelve month basis starting with the trailing twelve months for the quarter end December 31, 2011.  The debt service coverage ratio is determined by taking the sum of the net income or loss of OurPet’s after taxes and after cash distributions, cash dividends and advances to shareholders plus depreciation plus amortization plus interest expense, exclusive of extraordinary (gains)/loss, and dividing it by the sum of the current portion of long term debt, including but not limited to required principal and interest on the LOC Loan, plus interest plus principal and interst payments made on subordinated debt (whether jointly, severally or jointly and severally, and to be offset by increase in capital contributed by new subordinated debt and/or cash proceeds from the sale of stock), plus unfunded capital expenditures; for the applicable accounting period.

The Loan Agreement also requires that OurPet’s tangible net worth, on a consolidated basis, shall not be less than $3,000,000, measured quarterly through quarter end September 30, 2011, and thereafter not less than $4,500,000 measured quarterly beginning with quarter end December 31, 2011.

The Loan Agreement also contains other customary loan covenants and as well as typical default provisions, such as failing to make a payment when due on the Note, failing to perform or comply with the terms, obligations, covenants, agreements or conditions in the Loan Agreement, Note or other related agreements, or defaulting on debt owed to third parties.  An event of default, if not cured or subject to cure, would permit FirstMerit to terminate its commitments and other obligations to OurPet’s under the Loan Agreement, Note and related agreements, to declare the indebtedness immediately due and payable, and to exercise such other rights that it would have thereunder or at law, equity or otherwise.

The foregoing descriptions of the Note and Loan Agreement are not complete and are qualified in their entirety by reference to the Note and Loan Agreement, which are attached to this current report as Exhibits 10.58 and 10.59 respectively.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this report is also responsive to Item 2.03 of this report and is incorporated by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

10.58	Amended and Restated Promissory Note dated June 28, 2011 executed by OurPet’s

10.59	Business Loan Agreement (Asset Based) dated June 28, 2011 executed by OurPet’s and FirstMerit

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2011	OurPet’s Company

By: /s/ Scott R. Mendes Scott R. Mendes, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number                                Description

10.58	Amended and Restated Promissory Note dated June 28, 2011 executed by OurPet’s

10.59	Business Loan Agreement (Asset Based) dated June 28, 2011 executed by OurPet’s and FirstMerit